                                                                 EXHIBIT 10.1




                             AGREEMENT OF PURCHASE

                                    AND SALE

                           dated as of March 8, 1996

                                    between

              AMERIMAR CHERRY HILL ASSOCIATES LIMITED PARTNERSHIP,
                       a New Jersey limited partnership,

                                   as Seller,

                                      and

                      INNKEEPERS USA LIMITED PARTNERSHIP,
                        a Virginia limited partnership,

                                  as Purchaser


                                 RESIDENCE INN
                            CHERRY HILL, NEW JERSEY

                               TABLE OF CONTENTS


                                                        ARTICLE I
                                            DEFINITIONS; RULES OF CONSTRUCTION  . . . . . . . . . . . . . . . . . . .   1
         1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6


                                                        ARTICLE II
                                               PURCHASE AND SALE; DEPOSIT;
                                                PAYMENT OF PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . .   6
         2.1     Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2     Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3     Study Period.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4     Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5     Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                       ARTICLE III
                                    SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . .   9
         3.1     Organization and Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2     Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3     Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.4     No Special Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.5     Compliance with Existing Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.6     Operating Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7     Warranties and Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.8     Condemnation Proceedings; Roadways.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.9     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.10    Labor Disputes and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.11    Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.12    Operation of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.13    Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.14    Bankruptcy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.15    Zoning.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16    Historical Districts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17    Brokerage Commission.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.18    Hazardous Substances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.19    Independent Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.20    Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                        ARTICLE IV

                                  PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS   . . . . . . . . . . . . . .  15
         4.1     Organization and Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2     Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


         4.3     Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5     Bankruptcy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.6     Brokerage Commission.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                        ARTICLE V
                                           CONDITIONS AND ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . .  16
         5.1.    Seller's Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (a)     Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (b)     Representations, Warranties and Covenants; Obligations of Seller; Certificate. . . . . . . . . . . .  16
         (c)     Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (d)     Condition of Improvements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (e)     Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (f)     License. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (g)     Management Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (h)     Harrisburg Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Purchaser's Conditions Precedent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (a)     Purchaser's Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (b)     Representations, Warranties and Covenants; Obligations of Purchaser; Certificate.  . . . . . . . . .  18
         (c)     Purchaser's Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (d)     Licensor's Release.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (e)     Harrisburg Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE VI
                                                         CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Purchaser's Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.4     Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.5     Income and Expense Allocations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                       ARTICLE VII
                                                CONDEMNATION; RISK OF LOSS  . . . . . . . . . . . . . . . . . . . . .  24
         7.1     Condemnation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.2     Risk of Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                       ARTICLE VIII
                                         LIABILITY OF PURCHASER; INDEMNIFICATION;
                                                    TERMINATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1     Liability of Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


         8.2     Indemnification by Parties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (a)     Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (b)     Indemnification by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3     Termination by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.4     Termination by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE IX
                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  27
         9.1     Completeness; Modification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2     Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.3     Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.4     Days.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.5     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.6     Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.7     Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.8     Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.9     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.10    Incorporation by Reference.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.11    Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.12    Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.13    No Partnership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.14    Time of Essence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.15    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                LIST OF EXHIBITS




         Exhibit A        -       Land

         Exhibit B        -       Employment Agreements

         Exhibit C        -       List of Authorizations

         Exhibit D        -       Operating Agreements

         Exhibit E        -       Form of Representative Letter

         Exhibit F        -       Seller's Limited Partnership Agreement

         Exhibit G        -       Seller's Warranties and Guaranties

                         AGREEMENT OF PURCHASE AND SALE

         THIS AGREEMENT, dated as of the ___ day of ____________, 1996, between AMERIMAR CHERRY HILL ASSOCIATES LIMITED PARTNERSHIP, a New Jersey limited partnership (the "Seller"), and INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership (the "Purchaser"), provides:


                                   ARTICLE I
                       DEFINITIONS; RULES OF CONSTRUCTION

         1.1     Definitions.   The following terms shall have the indicated
meanings:

                 "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, 1.2(a) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (b) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (c) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

                 "Assignment and Assumption Agreement" shall mean that certain assignment and assumption agreement whereby the Seller (a) assigns and the Purchaser assumes the Operating Agreements (except for the Operating Agreements which permit cancellation by their terms with or without payment of a fee, which have been canceled at Purchaser's request and for which any cancellation fees will be paid by Purchaser; however, Purchaser shall assume Operating Agreements which are being terminated if the effective date of termination extends beyond the Closing Date provided Seller follows all necessary procedures to terminate such Operating Agreements promptly after the end of the Study Period and after receipt of Purchaser's request for termination), (b) assigns all of the Seller's right, title and interest in and to the Intangible Personal Property, to the extent assignable, (c) assigns and the Purchaser assumes all reservations and contracts for rooms after the Closing Date confirmed by Seller prior to the Closing, and (d) assigns and the Purchaser assumes unpaid travel agent commissions for reservations after the Closing Date.

                 "Authorizations" shall mean the licenses, permits and approvals required by any governmental or quasi-governmental agency, body or office for the ownership, operation and use of the Property or any part thereof and which are listed on Exhibit C hereto.

                 "Bill of Sale [Inventory]" shall mean that certain bill of sale conveying title to the Inventory to the Purchaser's property manager, lessee or designee.

                 "Bill of Sale [Personal Property]" shall mean that certain bill of sale conveying title to the Tangible Personal Property, Intangible Personal Property (to the extent assignable) and the Reservation Hardware from the Seller to the Purchaser.

                 "Broker" shall mean Hotel Partners.

                 "Closing" shall mean the Closing of the purchase and sale of the Property pursuant to this Agreement.

                 "Closing Date" shall mean the date on which the Closing occurs.

                 "Deed" shall mean that certain special warranty deed conveying title to the Real Property from the Seller to the Purchaser, subject only to Permitted Title Exceptions. The description of the Land in the Deed shall be by courses and distances and, if there is a discrepancy between the description of the Land attached hereto as Exhibit A and the description of the Land as shown on the Survey, the description of the Land in the Deed shall be identical to the description shown on the Survey, provided Seller reasonably determines that the legal description on the Survey identifies the same property described in Seller's owner's policy of title insurance.

                 "Deposit" shall mean all amounts deposited from time to time with the Escrow Agent by the Purchaser pursuant to Section 2.2, plus all interest accrued thereon. The Deposit shall be invested by the Escrow Agent in a manner acceptable to the Seller and the Purchaser and shall be held and disbursed by the Escrow Agent in strict accordance with the terms and provisions of this Agreement.

                 "Employment Agreements" shall mean all employment agreements, written or oral, between the Seller or its managing agent and the persons employed with respect to the Property. A schedule indicating all pertinent information with respect to each Employment Agreement in effect as of the date hereof, name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.) is attached hereto as Exhibit B.

                 "Environmental Authority" shall mean any Governmental Body having authority for regulating, monitoring or responding to the production, use, storage, handling, transportation, disposal or release of, or exposure to, hazardous or toxic substances.

                 "Escrow Agent" shall mean a title insurance company acceptable to both Purchaser and Seller.

                 "FIRPTA Certificate" shall mean the affidavit of the Seller under Section 1445 of the Internal Revenue Code certifying that the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance reasonably satisfactory to the Purchaser and Seller.

                 "Franchise Agreement" shall mean that certain Agreement dated June 1, 1990, between Licensor and Seller relating to the operation of the Hotel.

                 "Governmental Body" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, with jurisdiction and authority over the Property.

                 "Hotel" shall mean the 96-room hotel and related amenities located on the Land.

                 "Improvements" shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

                 "Information" shall mean the information that has been requested on the Innkeepers USA Trust Due Diligence Information and Acquisition Checklist and delivered to Seller.

                 "Insurance Policies" shall mean those certain policies of insurance currently maintained by Seller with respect to the Property.

                 "Intangible Personal Property" shall mean all intangible personal property owned by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the Authorizations, general intangibles, business records, plans and specifications, surveys pertaining to the Real Property and the Personal Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 6.5, excluding (a) rights of the Purchaser under Operating Agreements, (b) the Seller's cash on hand, in bank accounts and invested with financial institutions, (c) accounts receivable except for the above described share of the Tray Ledger, (d) any liquor licenses, and (e) any insurance policies.

                 "Inventory" shall mean all "inventories of merchandise" and "inventories of supplies" (as such terms are defined in the Uniform System of Accounts for Hotels [8th Revised Edition, 1986] as published by the Hotel Association of New York City, Inc., as the same may be revised) and similar consumable supplies owned by Seller and located on the Property.

                 "Land" shall mean that certain parcel of real estate lying and being in Camden County, New Jersey, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

                 "Licensor" shall mean Marriott International, Inc., and the successors and assigns thereof.

                 "Management Agreement" shall mean the agreement entered into between the Seller and Amerimar Realty Company dated August 1, 1989.

                 "Manager's knowledge" or other words of similar meaning shall mean the actual knowledge of Bernard English, Vice President of Amerimar Realty Company (the "Manager"), upon inquiry and completion of interviews with the manager of the Hotel.

                 "Operating Agreements" shall mean the management agreements, service contracts, equipment leases and other agreements, if any, in effect that are material to the construction, ownership, operation, occupancy or maintenance of the Property but excluding the Franchise Agreement and the Management Agreement. All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit D attached hereto.

                 "Owner's Title Policy" shall mean an owner's policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the

Purchaser's ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on the Survey, subject as aforesaid.

                 "Permitted Title Exceptions" shall mean those exceptions to title to the Real Property that are satisfactory to the Purchaser or which Purchaser shall be deemed to have accepted as determined pursuant to Section 2.3(d).

                 "Property" shall mean collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.

                 "Purchase Price" shall mean $9,750,000.00 payable in the manner described in Section 2.4.

                 "Real Property" shall mean the Land and the Improvements.

                 "Reservation Hardware" shall mean the Seller's computer terminal hardware and equipment used for taking reservations, and excludes Licensor's software or system.

                 "Seller's Organizational Documents" shall mean the limited partnership agreement of the Seller, a true and correct redacted copy of which is attached hereto as Exhibit F.

                 "Study Period" shall mean the period commencing at 9:00 a.m. on the date hereof, and continuing through 5:00 p.m. on the date that is forty-five days from the later of (i) the date hereof and (ii) the date Purchaser receives the Information. If Seller delivers to Purchaser a letter stating that Seller believes it has delivered all of the Information, and Purchaser fails within three days thereafter to notify Seller that not all of the Information has been delivered accompanied by a list of the specific Information not delivered, Purchaser shall conclusively be deemed to have received the Information on the date of Seller's notice as aforesaid to Purchaser.

                 "Survey" shall mean a survey of the Land prepared at the direction and expense of Purchaser by a licensed surveyor, and certified to Purchaser, Seller and the Title Company.

                 "Tangible Personal Property" shall mean the items of tangible personal property of every kind located on or used in the operation of the Hotel and owned by the Seller; provided, however, that the Purchaser agrees that, all Inventory shall be conveyed to the Purchaser's property manager.

                 "Title Commitment" shall mean the commitment by the Title Company to issue the Owner's Title Policy.

                 "Title Company" shall mean a title insurance company selected by the Purchaser and authorized to conduct a title insurance business in the State of New Jersey.

                 "Tray Ledger" shall mean the final night's room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

                 "Utilities" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

         1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                 (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                 (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

                 (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                 (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE II
                          PURCHASE AND SALE; DEPOSIT;
                           PAYMENT OF PURCHASE PRICE

         2.1 Purchase and Sale. The Seller agrees to sell and the Purchaser agrees to purchase the Property for the Purchase Price and in accordance with the other terms and conditions set forth herein.

         2.2 Deposit. The Purchaser shall make on the date hereof an initial deposit of Four Hundred Eighty Seven Thousand Five Hundred Dollars ($487,500.00) with the Escrow Agent (the "Deposit"). The Deposit, plus all interest that accrues thereon, shall be returned to Purchaser if it fails, prior to the end of the Study Period, to notify the Seller in writing, pursuant to Section 2.3, that the Purchaser elects to proceed to Closing. The Deposit, plus all interest that accrues thereon, shall be (a) applied at the Closing against the Purchase Price, (b) returned to the Purchaser pursuant to Section
8.3 or (c) paid to the Seller pursuant to Section 8.4. Subject to Section 2.2(c) herein, all interest on the Deposit shall accrue in favor of the Purchaser.

         2.3 Study Period. (a) The Purchaser shall have the right, until 5:00 p.m. on the last day of the Study Period, and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform, at the Purchaser's expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem appropriate. If such tests, studies and investigations warrant, in the Purchaser's sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing and shall so notify the Seller prior to the expiration of the Study Period. If for any reason the Purchaser does not so notify the Seller of its determination to proceed to Closing prior to the expiration of the Study Period, or if the Purchaser notifies the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate (except for Purchaser's obligations under Section 2.3(c) below), the Deposit shall be returned to the Purchaser and upon return of the Deposit, the Purchaser shall be released from any further liability or obligation under this Agreement, except for Purchaser's obligations under Section 2.3(c) below. In the event prior to the expiration of the Study Period, Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing as aforesaid, except as otherwise provided in this Agreement, Purchaser shall be deemed to have accepted the condition of the Property as of the expiration of the Study Period (except for material adverse changes in the environmental condition of the Property that arise after Purchaser conducts its environmental study of the Property).

                 (b) During the Study Period, the Seller shall make available to the Purchaser, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, or information if any, relating to the operation of the Property which are in, or come into, the Seller's possession or control. Purchaser agrees that all entries on the Property by Purchaser or its agents shall be after reasonable prior notice to the manager, shall be coordinated with the manager, and shall be conducted in such a manner so as not to interfere with the operation of the Hotel. Purchaser agrees that it will have no conversations with employees of Seller or the Manager except as coordinated with the manager of the Hotel and will not discuss the existence of an agreement of sale or sale of the Hotel until Closing is consummated.

                 (c) The Purchaser hereby agrees to indemnify, hold harmless and defend the Seller against any loss, damage or claim to or with respect to persons or property and the Property arising from or with respect to entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser, such indemnity to survive any termination of this Agreement. The Purchaser, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by the Purchaser or resulting from or with respect to any such entry. The liability or Purchaser under this Section 2.3(c) shall not be limited as provided in Section 8.4.

                 (d) During the Study Period, the Purchaser, at its expense, shall cause an examination of title to the Property to be made, and, at least five days prior to the expiration of the Study Period, shall notify the Seller of any defects in title shown by such examination that the Purchaser is unwilling to accept. Within three days after such notification, the Seller shall notify the Purchaser whether or not the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense, although Seller shall not be obligated to do so. If such defects consist of mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, are non-consensual and are not being disputed by Seller, the Seller shall pay and discharge (and the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing, such amounts not to exceed $200,000. In the event such defects consist of deeds of trust, the Seller shall pay and discharge (and the Escrow Agent is authorized to pay and
discharge at Closing) such defects at Closing.   If, for any reason, whether
reasonable or unreasonable, the Seller is unwilling or unable to cure any other such defects (including liens for amounts greater than $200,000) by Closing, or if Seller fails to respond to Purchaser's notice of title defects, the Purchaser shall, as its sole remedy, elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement (with Section 2.3(c) surviving) and receive a full refund of the Deposit. The Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser's prior written consent. All title matters not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to notify the Seller of any such title objections by the end of the Study Period, all such title exceptions (other than those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

         2.4 Payment of Purchase Price. The Purchase Price shall be paid to the Seller in the following manner:

                 (a) The Purchaser shall receive a credit against the Purchase Price in an amount equal to the Deposit upon receipt by Seller of the Deposit.

                 (b) The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to the Seller or other applicable party at Closing by making a wire transfer of immediately available federal funds to the account of the Seller or other applicable party as specified in writing by the Seller.

         2.5 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the various components of the Property in a manner to be agreed to at Closing.


                                  ARTICLE III
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Purchaser to enter into this Agreement and to purchase the Property, the Seller hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied:

         3.1 Organization and Power. The Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of New Jersey and has all requisite powers to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

         3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable against the Seller.

         3.3 Noncontravention. The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, the Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, or result in the creation of any lien or other encumbrance on the Property. There are no outstanding agreements (written or oral) pursuant to which the Seller (or representative of the Seller, or to Manager's knowledge any predecessor to Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof, except for a right of first refusal to Licensor under the Franchise Agreement.

         3.4 No Special Taxes. To Manager's knowledge, the Seller has not received any notice of special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

         3.5 Compliance with Existing Laws. To Manager's knowledge, the Seller possesses all Authorizations, and the Authorizations constitute all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or office for the ownership, operation and use of the Property or any part thereof. To Manager's knowledge, each such Authorization is valid and in full force and effect, no provision, condition or limitation of any of the Authorizations has been breached or violated in any material way, and no required licenses or permits are missing which are material to Hotel operations. To Manager's knowledge, there are no uncured violations of governmental requirements with respect to the Property, and Seller has not received notice of violations which are uncured.

         3.6 Operating Agreements. The Seller has performed all of its obligations under each of the Operating Agreements required to be performed to the date of this Agreement and to Manager's knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. The Seller shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind the Purchaser or the Property after the date of Closing or (b) the Seller has obtained the Purchaser's prior written consent to such agreement or modification, which consent shall not unreasonably be withheld or delayed. Except as otherwise stated herein, the Seller agrees to cancel and terminate, as of Closing, all of the Operating Agreements which Purchaser requests in writing, prior to Closing, that remain in effect after Closing, but only if such Operating Agreements permit termination by their terms without penalty or payment, or such Operating Agreements permit termination pursuant to their terms upon a specified payment, only if Purchaser agrees to, and does, make such payment at Closing. Purchaser acknowledges that certain Operating Agreements may require notice periods to terminate which may result in termination after Closing, and these Operating Agreements shall be assigned pursuant to the Assignment and Assumption Agreement, provided Seller follows all necessary procedures to terminate such Operating Agreements promptly after the end of the Study Period and after receipt of Purchaser's request for termination.

         3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser. To Manager's knowledge, a complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit G.

         3.8 Condemnation Proceedings; Roadways. The Seller has received no written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof. To Manager's knowledge, there are no eminent domain proceedings threatened against the Property and no imminent or proposed changes in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

         3.9 Litigation. There is no action, suit or proceeding pending or, to Manager's knowledge, known to be threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Hotel, (c) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (d) could otherwise materially and adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         3.10 Labor Disputes and Agreements. There are no actions filed with respect to labor disputes which are pending or, to Manager's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. To Manager's knowledge, the Seller is not a party to any employment contracts or agreements other than the Employment Agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any new employment contracts or agreements or hire any new employees whose employment is not terminable on or prior to Closing, except with the prior written consent of the Purchaser, not to be unreasonably withheld or delayed. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller's managing agent unless the Purchaser elects to hire that employee, and except for amounts to be paid pursuant to Section 6.5. The Purchaser shall not have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or their or its employees.

         3.11 Financial Information. To Manager's knowledge, all of the Seller's financial information, including, without limitation, all books and records and financial statements ("Financial Information") delivered to Purchaser by Seller, is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated.

         3.12 Operation of Property. The Seller covenants, that between the date hereof and the date of Closing, it will (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller's prior practice (except that Seller will not be required to make any capital expenditures with the exception of expenditures for routine monthly maintenance items), and (b) maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with the basis used in keeping its books in prior years. The Seller covenants it shall continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. Seller covenants all advance room bookings and reservations and all meetings and function bookings shall continue to be booked at rates, prices and charges heretofore customarily charged by the Seller for such purposes. Seller agrees not to lower the published rates prior to Closing. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller covenants it shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchaser's ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, or (ii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing. Seller covenants it shall deliver to the Purchaser daily reports (on a weekly basis) showing the income and monthly reports showing expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Seller customarily keeps internally for its own use.

         3.13 Personal Property. All of the Tangible Personal Property (to the extent assignable), Intangible Personal Property (to the extent assignable) and Inventory being conveyed by the Seller to the Purchaser or to the Purchaser's managing agent, lessee or designee, are free and clear of all liens, leases and other encumbrances and will be so on the date of Closing and the Seller has good, merchantable title thereto and, to the extent assignable, the right to convey same in accordance with the terms of the Agreement.

         3.14 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller or any of the partners of the Seller.

         3.15 Zoning. To Manager's knowledge, the current use and occupancy of the Property for hotel and restaurant purposes are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

         3.16 Historical Districts. To Manager's knowledge, neither the Property, nor any portion thereof, is (a) listed, or eligible to be listed, in any national, state or local register of historic places or areas, or (b) located within any designated district or area in which the permitted uses of land located therein are restricted by regulations, rules or laws other than those specified under local zoning ordinances.

         3.17    Brokerage Commission.   Except for the Broker, the Seller has
not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein.


                 3.18 Hazardous Substances. Except to the extent disclosed in the Phase I and Partial Phase II Environmental Site Assessment given by Seller to Purchaser prepared by Underwood Engineering Testing Co., Inc., and dated August 26, 1991, Manager has no knowledge of (a) the presence of any "Hazardous Substances" (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers used, or stored on, the Property, or any portion thereof, and (d) any failure of the Property to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, "Hazardous Substances" shall mean any substance or material (excluding those used in connection with the operation of the Property in accordance with applicable laws and trace amounts thereof generated in the operation of the Property, such as, without limitation, petroleum waste products on surface parking lots and driveways) whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Environmental Authority, or (3) a basis for liability of the owner of the Property to any Environmental Authority or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos).

         3.19 Independent Audit. Seller covenants it shall provide access to Purchaser's representatives, to all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements for the period from May 1, 1994 to June 1, 1996 in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. Seller covenants it shall also provide to Purchaser's representatives a signed representative letter in the form attached hereto as Exhibit E.

         3.20 Noncompetition. The Seller shall not construct a limited service, extended stay hotel in any area located within three miles of any point on the perimeter of the Property within five years of the date hereof. The provisions of this Section 3.20 shall apply solely to

Amerimar Cherry Hill Associates Limited Partnership and shall not apply to any of its successors, assigns, affiliates, partners, employees, or other representatives.

         3.21 Insurance. Seller covenants that between the date of this Agreement and consummation of Closing, Seller shall maintain the level of insurance coverage it currently maintains for the Property.

Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser, but only by an instrument in writing signed by the Purchaser. Each of the representations and warranties of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11,
3.13, 3.14, 3.15, 3.16, and 3.17 of this Article III shall survive the closing of the transactions contemplated hereby for the earlier to occur of one (1) year after the Closing Date or a sale assignment or other transfer of the Property by Purchaser (unless Purchaser makes a claim by notice in writing to Seller in connection with the untruth or inaccuracy of such representation or warranty within such one (1) year period, in which event the representation or warranty that is the subject of such claim shall survive until such claim is finally resolved) except to the extent that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Purchaser nevertheless elects to close this transaction (in which event the same shall not survive). The representations and warranties set forth in Section 3.18 shall survive the Closing for the earlier to occur of two (2) years after the Closing Date or a sale, assignment or other transfer of the Property by Purchaser and the representations and warranties set forth in Section 3.20 shall survive the Closing for the earlier to occur of five (5) years after the Closing Date or a sale, assignment or other transfer of the Property by Purchaser. Unless this Agreement provides that they shall survive Closing, no warranty, representation or covenant shall survive Closing and shall be deemed merged into the deed of conveyance and other instruments of transfer. Except as provided above, no investigation, audit, inspection, review or the like conducted by or on behalf of the Purchaser shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Purchaser has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Purchaser to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to the Seller. Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to Purchaser for any loss Purchaser may suffer by reason of a breach or any warranties, except to the extent (and only in excess of such loss) exceeds $25,000, subject nevertheless to the limitations of Section 8.3.

                                   ARTICLE IV
             PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied:

         4.1 Organization and Power. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Virginia, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.

         4.2 Authorization and Execution. Subject to Section 5.1(e), this Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Purchaser and is enforceable against the Purchaser.

         4.3 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser's partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any lien or other encumbrance on any asset of the Purchaser.

         4.4 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Purchaser, (c) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto,
(d) could create a lien on the Property, any part thereof or any interest therein or (e) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.

         4.6 Brokerage Commission. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

         Each of the representations, warranties and covenants contained in this Article IV and its various subparagraphs are intended for the benefit of Seller and may be waived in whole or in part, by the Seller, but only by an instrument in writing signed by the Seller. Each of said representations and warranties of this Article IV shall survive the closing of the transactions contemplated hereby for a period of one (1) year after the Closing Date (unless Seller makes a claim by notice in writing to Purchaser in connection with the untruth or inaccuracy of such representation or warranty within such one (1) year period, in which event the representation or warranty that is the subject of such claim shall survive until such claim is finally resolved) except to the extent that Purchaser gives Seller written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Seller otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Seller nevertheless elects to close this transaction. No investigation, audit, inspection, review or the like conducted by or on behalf of the Seller shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Seller has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Seller to execute this Agreement and complete Closing. Notwithstanding anything in the Agreement to the contrary, Purchaser shall not be liable to Seller for any loss Seller may suffer by reason of a breach of any warranties except to the extent (and only in excess of) such loss exceeds $25,000 subject nevertheless to the limitations of Section 8.4.


                                   ARTICLE V
                      CONDITIONS AND ADDITIONAL COVENANTS

         5.1. Seller's Conditions Precedent. The Purchaser's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:

                 (a) Seller's Deliveries. The Seller shall have delivered to the Escrow Agent or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of Seller pursuant to Section 6.2.

                 (b) Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of the Seller's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the financial condition of the Property since the date of the expiration of the Study Period, the Seller shall have performed all of its covenants and other obligations under this Agreement and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect which shall provide that it is subject to the same limitations as provided in the last paragraph of Article III.

                 (c) Title to Property. Seller's title to the Real Property and to the Tangible Personal Property at Closing shall be free and clear of all liens, leases, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions and those exceptions that are to be paid by Seller at Closing as provided in Section 2.3(d). The Seller shall not have taken any action from the date hereof and through and including the date of Closing that would adversely affect the status of title to the Real Property.

                 (d) Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Notwithstanding the foregoing, in the event Purchaser notifies Seller that Purchaser has elected to proceed to Closing as provided in Section 2.3 above, Purchaser shall be deemed to have accepted the condition of the Property as of the last day of the Study Period (except for material adverse changes in the environmental condition of the Property that arise after Purchaser conducts its environmental study of the Property). Prior to Closing, the Seller shall not have materially diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property, taking into account cyclical history and force majeure, and the Seller shall not have materially depleted the Inventory, taking into account cyclical history and force majeure. The Seller shall not have removed or caused or permitted to be removed any material part or portion of the Real Property or, except for consumables (which shall be replaced in Seller's normal manner), material portions of the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.

                 (e) Approvals. The obligations of the Purchaser under this Agreement are subject to the approval ("Board Approval") at least 5 days prior to the expiration of the Study Period of the (i) board of directors of Innkeepers Financial Corporation, a Virginia corporation, general partner of the Purchaser, and (ii) the board of trustees of Innkeepers USA Trust, a Maryland real estate investment trust (the "REIT"). If Purchaser does not notify Seller in writing prior to expiration of the Study Period that Board approval has not been obtained, this condition shall be deemed waived.

                 (f) License. From the date hereof to and including the Closing Date, Seller shall comply with and perform all of the duties and obligations of licensee under the Franchise Agreement.

                 (g) Management Agreement. The Seller shall have (1) canceled the Management Agreement effective on or before the Closing Date and
(2) paid any termination fees required thereunder.

                 (h) Harrisburg Closing. BA-Harrisburg Associates shall not have committed a material default under that certain Agreement of Purchase and Sale with Purchaser of even date herewith.

         In the event Closing is consummated, all conditions precedent of Purchaser's obligations shall be deemed satisfied or waived.

         5.2 Purchaser's Conditions Precedent. The Seller's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser with the following covenants:

                 (a) Purchaser's Deliveries. The Purchaser, or the Escrow Agent, as the case may be, shall have delivered to the Seller the Purchase Price.

                 (b) Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of the Purchaser's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, the Purchaser shall have performed all of its covenants and other obligations under this Agreement and the Purchaser shall have executed and delivered to the Seller at Closing a certificate to the foregoing effect which shall provide that it is subject to the same limitations as provided in the last paragraph of Article IV.

                 (c) Purchaser's Deliveries. The Purchaser, or the Escrow Agent, as the case may be, shall have delivered to the Seller on or before the date of Closing, all of the documents and other information required of Purchaser pursuant to Section 6.3.

                 (d) Licensor's Release. Licensor shall have released Seller from its obligations under the Franchise Agreement in writing as provided in the Franchise Agreement (the "Release").

                 (e) Harrisburg Closing. Closing under that certain Agreement of Purchase and Sale of even date herewith between BA-Harrisburg Associates, and Purchaser shall occur simultaneously with the Closing.

                                   ARTICLE VI
                                    CLOSING

         6.1 Closing. Closing shall be held at 10:00 a.m. at the offices of Hunton & Williams, 2000 Pennsylvania Avenue, N.W., Washington, D.C., on the day specified in a notice from Purchaser to Seller given at least 5 days in advance of Closing, such date to be within the fifteen (15) days following expiration of the Study Period. Possession of the Property shall be delivered to the Purchaser at Closing, via the aforesaid special warranty deed.

         6.2     Seller's Deliveries.   At Closing, the Seller shall deliver to
Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the proper party and shall be dated as of the date of Closing:

                          (a)     The certificate required by Section 5.1(b).

                          (b)     The Deed.

                          (c)     The Bill of Sale [Inventory].

                          (d)     The Bill of Sale [Personal Property].

                          (e)     The Assignment and Assumption Agreement.

                          (f)     Certificate(s)/Registration of Title for any
vehicle owned by the Seller and used in connection with the Property.

                          (g)     Such agreements, affidavits or other
documents as reasonably may be required by the Title Company to issue the Owner's Title Policy.

                          (h)     The FIRPTA Certificate.

                          (i)     True, correct and complete copies of all
warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof.

                          (j)     Certified copies of the Seller's
Organizational Documents.

                          (k)     If required under Seller's Organizational
Documents, appropriate consents of the partners of the Seller, together with appropriate resolutions of the board of directors of the general partner of the Seller, and all other necessary approvals and consents of the Seller, authorizing (A) the execution on behalf of the Seller of this

Agreement and the documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing, and (B) the performance by the Seller of its obligations hereunder and under such documents.

                          (l)     The originals of such agreements or copies
certified by Seller to be true, correct and complete, of all Operating Agreements being assigned to Purchaser, and if to the extent required thereunder, the consent to such assignment to Purchaser of the other parties to such Operating Agreements.

                          (m)     A written instrument executed by the Seller,
conveying and transferring to the Purchaser all of the Seller's right, title and interest, if any, and to the extent assignable, in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, conveying to the Purchaser all of its interest, if any, and to the extent assignable, in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

                          (n)     Copies of all current real estate and
personal property tax bills in the Seller's possession or under its control.

                          (o)     An affidavit from the Manager setting forth
the date through which all employees have been paid and setting forth and describing, in detail, as to each employee, all accrued but unpaid vacation pay and other fringe benefits.

                          (p)     A complete set of all guest registration
cards, guest transcripts, guest histories, and all other available guest information.

                          (q)     An updated schedule of employees, showing
salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

                          (r)     A complete list of all advance room
reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller's commitments in that regard.

                          (s)     A list of the Seller's outstanding accounts
receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller.

                          (t)     All keys for the Property shall remain on the
Property.

                          (u)     All books, records, operating reports,
appraisal reports, files and other materials in the Seller's possession or control which are necessary in the Purchas-ers discretion to maintain continuity of operation of the Property (Seller is permitted to retain a copy thereof).

                          (v)     Written notice prepared by Purchaser, in form
reasonably acceptable to Seller, executed by Seller notifying all interested parties, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser.

                          (w)     To the extent permitted under applicable law,
on forms prepared by Purchaser, subject to Seller's reasonable approval, documents of transfer necessary to transfer to the Purchaser the Seller's employment rating for workmens' compensation and state unemployment tax purposes.

                          (x)     Any other document or instrument reasonably
requested by the Purchaser or required hereby.

         If Closing is consummated, Seller shall be deemed to have delivered to Purchaser all items referred to in this Section 6.2, or the required items shall be deemed waived by Purchaser.

         6.3 Purchaser's Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following, each of which documents shall have been duly executed and, where applicable, acknowledged on behalf of Purchaser and shall be dated as of the date of Closing:

                 (a)      The Purchase Price.

                 (b)      The Assignment and Assumption Agreement.

                 (c) Certified copies of the certificate of limited partnership of the Purchaser and the current limited partnership agreement of Purchaser.

                 (d) If required under the organizational documents of Purchaser referenced in Section 6.3(c) herein appropriate consents of the partners of the Purchaser, together with appropriate resolutions of the board of directors of the general partner of the Purchaser and approvals of the board of trustees the REIT, and all other necessary approvals and consents of the Purchaser, authorizing (A) the execution on behalf of the Purchaser of this Agreement and the documents to be executed and delivered by the Purchaser prior to, at or otherwise in connection with Closing, and (B) the performance by the Purchaser of its obligations hereunder and under such documents.

                 (e)      the Release

                 (f) A certificate providing that Purchaser's representations and warranties in this Agreement are true and correct as of the date hereof and as of the date of Closing as if then made.

                 (g) Such agreements, affidavits or other documents as may reasonably be required by the Title Company to issue Owner's Title Policy.

                 (h) Any other document or instrument reasonably requested by the Seller or required hereby.

         6.4 Closing Costs. Except as is otherwise provided in Article VII, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and other documents to be recorded and all charges for title insurance premiums shall be borne by the Purchaser. The Seller shall pay the Broker's commission and for the releases of any deeds of trust, mortgages and other financing encumbering the Property. The Purchaser shall pay all other costs (except any costs incurred by the Seller for its own account) in carrying out the transactions contemplated hereunder.

         6.5 Income and Expense Allocations. All income and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the date of Closing. All adjustments shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Purchaser pursuant to Section 2.4. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at
Closing:

                 (a) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

                 (b)      Real estate and personal property taxes.

                 (c) Amounts under the Operating Agreements being assigned to and assumed by the Purchaser.

                 (d) Lienable utility charges. Seller shall have all utility meters read as of the day prior to Closing and shall have final bills sent to Seller. Purchaser shall arrange for its own utility service from and after Closing. Seller shall be entitled to have returned to Seller all deposits made to utility companies to provide service to Seller.

                 (e) Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the Purchaser elects to employ.

                 (f) Value of fuel stored on the Property at the price paid for such fuel by the Seller, including any taxes.

                 (g) The Tray Ledger, which shall be divided equally between the parties.

                 (h) All real estate transfer taxes shall be divided equally between the parties, except Purchaser shall pay all transfer taxes payable with respect to any consideration paid outside this Agreement, pursuant to any agreement as to which Purchaser or its successors or assigns are a party and as to which Seller is not a party, and at Closing Purchaser shall present evidence of payment of the same. This Section 6.5(h) shall survive Closing.

                 (i) The amount of unused meter postage shall be added to the Purchase Price.

                 (j)      Vending machine income.

                 (k) All monies in house banks and cash registers shall be added to the Purchase Price provided they are assigned to Purchaser or remain on the Property.

         The Seller shall be required to pay all sales taxes and similar impositions for periods prior to the date covered by the Tray Ledger. The Purchaser shall be required to pay all sales taxes and similar impositions currently for all periods from and after the day covered by the Tray Ledger.

         Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, and Seller shall retain the right to receive the same, but if Purchaser collects same, such amounts will be promptly remitted to Seller in the form received.

         If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. All allocations shall become final one year after Closing except for taxes or impositions of any governmental authority. Any income received or expense incurred by the Seller or the

Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Seller shall pay at Closing all special assessments and taxes applicable to the Property.


                                  ARTICLE VII
                           CONDEMNATION; RISK OF LOSS

         7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing upon payment of the full Purchase Price to Seller.

         7.2 Risk of Loss. The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon the Seller. If any such loss or damage occurs prior to Closing and the cost to repair reasonably is estimated to exceed $100,000, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing upon payment of the full Purchase Price to Seller.


                                  ARTICLE VIII
                    LIABILITY OF PURCHASER; INDEMNIFICATION;
                               TERMINATION RIGHTS

         8.1 Liability of Purchaser. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing.

         8.2     Indemnification by Parties.

                 (a) Indemnification by Seller. Subject to the limitations set forth in Section 8.3, and only to the extent (and only such excess) such loss exceeds $25,000, the Seller hereby indemnifies and holds the Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees), that may at any time be incurred by the Purchaser, whether before or after the Closing

Date, as a result of (1) any breach by the Seller of any of its representations, warranties, covenants or obligations set forth herein except for any breach of a representation or warranty of which Purchaser had actual knowledge prior to the Closing Date and nevertheless elected to consummate the Closing, (2) the ownership or operation of the Property prior to the Closing Date, including but not limited to, any and all liabilities incurred, resulting from, or in any way arising out of, any injury to persons or damage to property happening or occurring prior to the Closing Date, in or on the Property or in connection with the operation of the Seller or the Property, (3) any and all liabilities of the Seller or the partners of Seller of any nature, whether accrued, absolute or contingent or otherwise, whether arising from the conduct of the business of the Seller from its inception to the Closing Date, or existing prior to the Closing Date, and (4) any and all liabilities of or claims against the Seller arising out of breaches, acts or omissions occurring prior to the Closing Date under or relating to any contract or commitment or alleged contract or commitment of any nature entered into or made by the Seller, any of the partners of the Seller, or any affiliate of them prior to the Closing Date, including, without limitation, any claim for brokerage fees or expenses for which the partners or the Seller are responsible and any claim by any governmental agency or authority for any tax under the laws of any state or country.

                 (b) Indemnification by Purchaser. Subject to the limitations set forth in Section 8.4 and only to the extent (and only such excess) such loss exceeds $25,000, the Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller, whether before or after Closing, as a result of (1) any material breach by the Purchaser of any of its representations, warranties, covenants or obligations set forth herein except for any breach of a representation or warranty of which Seller had actual knowledge prior to the Closing Date and nevertheless elected to consummate the Closing, (2) the ownership or operation of the Property on or after the Closing Date, including but not limited to, any and all liabilities incurred, resulting from, or in any way arising out of, any injury to persons or damage to property happening or occurring on or after the Closing Date, in or on the Property or in connection with the operation of the Purchaser or the Property, (3) any and all liabilities of the Purchaser or the partners of Purchaser of any nature, whether accrued, absolute or contingent or otherwise, whether arising from the conduct of the business of the Purchaser from its inception to the Closing Date, or existing on or after the Closing Date, and (4) any and all liabilities of or claims against the Purchaser arising out of breaches, acts or omissions occurring on or after the Closing Date under or relating to any contract or commitment or alleged contract or commitment of any nature entered into or made by or assumed by the Purchaser, any of the partners of the Purchaser, or any affiliate of them on or after the Closing Date, including, without limitation, any claim for brokerage fees or expenses for which the partners or the Purchaser are responsible and any claim by any governmental agency or authority for any tax under the laws of any state or country.

         The provisions of this Section 8.2 shall survive the Closing of the transaction contemplated hereby for a period of one (1) year (or a shorter period if elsewhere in this Agreement so provided) after the Closing Date (unless Purchaser or Seller makes a claim by notice in writing to the other party in connection with any such representation, warranty, covenant or obligation that is the subject of such claim shall survive until such claim is finally resolved).

         8.3 Termination by Purchaser. If any condition precedent to Purchaser's obligation set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Purchaser to terminate this Agreement and its obligations hereunder, and the Seller fails to cure any such matter within ten business days after notice thereof from the Purchaser, the Purchaser, at its option, as its sole remedy, may elect either (a) to terminate this Agreement, in which event the Deposit shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing. Notwithstanding any termination hereof, the parties shall nevertheless remain liable under Sections 2.3(c), 3.17 and 4.6. If the Purchaser terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by the Seller, or a failure by the Seller to perform its obligations hereunder, the Purchaser shall retain all remedies accruing as a result thereof including but not limited to the right to specific performance of this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller's liability under this Agreement shall be limited to an amount equal to the amount of the Deposit.

         8.4 Termination by Seller. If, prior to Closing, the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten business days after notice thereof from the Seller, then the Seller's sole remedy for such default shall be either (a) to waive such default and proceed to consummate Closing, or (b) to terminate this Agreement and retain the Deposit. Notwithstanding any termination hereof, the parties shall nevertheless remain liable under Sections 2.3(c), 3.17 and 4.6. The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that, the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller's sole remedy.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

         9.2 Assignments. The Purchaser may not assign its rights under this Agreement and any attempt to do so shall be a default of Purchaser without any requirement of Seller to provide notice of default to Purchaser.

         9.3     Successors and Assigns.  Subject to the restrictions of
Section 9.2, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

         9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey.

         9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

         9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         9.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

         9.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service), charges prepaid, return receipt requested, or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller:                      AMERIMAR CHERRY HILL ASSOCIATES LIMITED PARTNERSHIP
                                       c/o Amerimar Realty Company
                                       210 West Rittenhouse Square
                                       Suite 1900
                                       Philadelphia, Pennsylvania 19103
                                       Attn:  Mr. David G. Marshall
                                       Fax:        (215) 893-6060

         with a copy to:               Blank Rome Comisky & McCauley
                                       1200 Four Penn Center Plaza
                                       Philadelphia, Pennsylvania 19103
                                       Attn:  Jon G. Hillsberg, Esquire
                                       Fax:   (215) 569-5555


If to the Purchaser:                   INNKEEPERS USA LIMITED PARTNERSHIP
                                       306 Royal Poinciana Plaza
                                       Palm Beach, Florida 33487
                                       Attn:       Mr. Jeffrey H. Fisher
                                       Fax:  (407) 835-0457

         with a copy to:               Hunton & Williams
                                       2000 Pennsylvania Avenue, N.W.
                                       Suite 9000
                                       Washington, D.C. 20006
                                       Attn:       John M. Ratino, Esq.
                                       Fax:        (202) 778-2221

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

         9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

         9.11 Survival. Only those representations and warranties of the Seller and the Purchaser made in, or pursuant to, this Agreement specifically stated to survive Closing shall survive Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith for the period stated at the end of Article III and Article IV. Appropriate covenants shall survive if by the specific terms thereof it is stated that such covenant shall survive Closing. All other representations, warranties and covenants shall not survive Closing and shall be deemed merged into the deeds and other documents of conveyance.

         9.12 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

         9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and Purchaser specifically established hereby.

         9.14 Time of Essence. Time is of the essence with respect to every provision hereof.

         9.15 Confidentiality. Purchaser and Seller and their respective representatives, including any brokers or other professionals representing them, shall keep the existence and terms of this Agreement strictly confidential, except (a) to the extent disclosure must be made to enable the parties to perform acts necessary to consummate Closing or take actions permitted under this Agreement, and (b) disclosure to attorneys, accountants and other professionals who are similarly bound to confidentiality, and (c) disclosure to the public to the extent necessary or desirable in order to comply with the requirements of the Securities and Exchange Commission, and (d) such confidentiality no longer shall apply from and after consummation of Closing.

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

                                           SELLER:
                                           ------

                                           AMERIMAR CHERRY HILL ASSOCIATES LIMITED PARTNERSHIP

                                           By:     ___________________________, a __________
                                                   ___________________ its general partner

                                                   By:
                                                       ------------------------------------------------------------------
                                                   Name:
                                                         ----------------------------------------------------------------
                                                   Title:
                                                          ---------------------------------------------------------------


                                           PURCHASER:
                                           ---------



                                           INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership

                                           By:     Innkeepers Financial Corporation, a Virginia Corporation, its sole general partner


                                                   By:
                                                       ------------------------------------------------------------------
                                                   Name:   Jeffrey H. Fisher
                                                   Title:  President

                                   EXHIBIT A

                               LEGAL DESCRIPTION


Along a line common with said northerly right-of-way line of New Jersey State Highway Route 70, S.56 Degrees-20'-26"E. a distance of 4.93 feet to a point in the northerly right-or-way line of New Jersey State Highway Route 70 and being the point and place of BEGINNING.

         BEGINNING at a point in the intersection of the easterly right-of-way line of Old Cuthbert Road (50 feet wide) and the southerly right-of-way line of Relocated Old Cuthbert Road (50 feet wide); and extending thence

         1. Along a line common with said easterly right-or-way line of Old Cuthbert Road, S.33 Degrees-36'-10"W. as distance of 3.37 feet to a point common with Lot 2B; and extending thence

         2. Along a line common with said Lot 2B, S.56 Degrees-20'-26"E. a distance of 106.63 feet to a point; and extending thence

         3. Along a line common with said Lot 2B, S.41 Degrees-46'-16"E. a distance of 3.79 feet to a point and extending thence

         4. Along a common line with said Lot 2B, S. 33 Degrees-39'-24"W., a distance of 192.15 feet to a point common with said Lot 2B and the said northerly right-of-way line of New Jersey State Highway Rout 70; and extending thence

         5. Along the said northerly right-of-way line of New Jersey State Highway Route 70, S.56 Degrees-20'- 26"E., a distance of 184.52 feet to a point on said northerly right-of-way line of New Jersey State Highway Route 70 and the westerly right-of-way line of said Relocated Old Cuthbert Road; and extending thence

         6. Along a line common with said westerly right-of-way line of Relocated Old Cuthbert Road, N.78 Degrees- 39'-34"E. a distance of 28.28 feet to a point; and extending thence

         7. Along a line common with said westerly right-of-way line of Relocated Old Cuthbert Road, N. 33 Degrees-39'-34" E. as distance of 41.66 feet to a point and extending thence

         8. Along a long common with said westerly right-of-way line of Relocated Old Cuthbert Road curving to the left an arc distance of 131.65 feet and having a radius of 100.00 feet to a point; and extending thence

         9. Along a line common with said southerly right-of-way line of Relocated Old Cuthbert Road, N. 41 Degrees-46'-16"W. a distance of 223.78 feet to a point; and extending thence

         10. Along a line common with the southerly right-of-way line of Relocated Old Cuthbert Road, S.85 Degrees-54'-59"W. a distance of 29.83 feet to a point common with the easterly right-of-way line of Old Cuthbert Road and being the point and place of BEGINNING.

Tract 01 and 02 comprising Lots 2AA and 2AB, Block 464 on the official Tax Map of the Township of the Township of Cherry Hill, County of Camden and State of New Jersey.

Tract 01 and 02 being separated by the right-of-way of Relocated Old Cuthbert Road.

Containing therein 6.290 acres

                                   EXHIBIT B

                             EMPLOYMENT AGREEMENTS

                                   EXHIBIT C

                             LIST OF AUTHORIZATIONS

                                   EXHIBIT D

                              OPERATING AGREEMENTS

                                   EXHIBIT E

                         FORM OF REPRESENTATIVE LETTER

                                   EXHIBIT F

                     SELLER'S LIMITED PARTNERSHIP AGREEMENT

                                   EXHIBIT G

                       SELLER'S WARRANTIES AND GUARANTIES